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                               GUARANTY AGREEMENT



                  THIS GUARANTY AGREEMENT, dated October 25, 1996, of American Wagering, Inc., a Nevada corporation (the "Guarantor'), in favor of Autotote Corporation, a Delaware corporation ("Obligee") (the "Guaranty Agreement").

                                   Background

                  Background. Obligee is the guarantor of a mortgage on certain property owned by its wholly-owned subsidiary, Autotote CBS, Inc., a Nevada corporation ("CBS"), pursuant to that certain Guaranty Agreement of Obligee in favor of Standard Life and Accident Insurance Company, dated August 31, 1995 and attached hereto as Exhibit A ("Autotote Guaranty"). Obligee and Guarantor are to execute and deliver a certain Stock Transfer Agreement, dated of even date herewith (the "Stock Transfer Agreement"), pursuant to which Guarantor is to, inter alia, acquire all of the issued and outstanding stock of CBS. Pursuant to
Section 6.2(b)(iv) of the Stock Transfer Agreement, it is a condition precedent to the obligations of Obligee under the Stock Transfer Agreement, including its obligation to sell to Guarantor the stock of CBS, that the release of Obligee from the Autotote Guaranty shall have been secured or, provided that Obligee so elects, that a suitable back-up guarantee of the Autotote Guaranty shall have been secured.

                  NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, the Guarantor hereby agrees as follows:

                  1. In order to comply with the condition precedent set forth in Section 6.2(b)(iv) of the Stock Transfer Agreement, the Guarantor hereby guarantees as surety to Obligee the Prompt satisfaction when due, whether by acceleration or otherwise, of all of the obligations, liabilities and indebtedness of Obligee (the "Obligations") under the Autotote Guaranty.

                  2. The Guarantor agrees that, if any of the Obligations are not satisfied when due, the Guarantor will, upon demand by the Obligee, immediately satisfy such Obligations.

                  3. The liability of the Guarantor under this Agreement is absolute and unconditional, without regard to the liability of any other person, and shall not in any manner be affected by reason of any action taken or not taken by the Obligee, nor by the partial or complete unenforceability or invalidity of any other guaranty or surety agreement, pledge, assignment or other security for any of the Obligations. No delay in making demand on the Guarantor for satisfaction of their liability hereunder shall prejudice the Obligee's right to enforce such satisfaction. All of the Obligee's rights and remedies shall be cumulative and any failure of the Obligee to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time, and from time to time, thereafter.

                  4. The Guarantor agrees that this Agreement shall be governed by the substantive law of the State of Nevada, without regard to principles of conflicts of laws.
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                  5. Any notice or consent required or permitted by this
Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by registered or certified mail, postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

                           a.       If to the Obligee, to:

                                    Autotote Corporation
                                    750 Lexington Avenue
                                    New York, NY 10022
                                    Attn: Chair and Chief Executive

                           b.       If to the Guarantor, to:

                                    President
                                    American Wagering, Inc.
                                    675 Grier Drive
                                    Las Vegas, NV 89119
                                    Attn:  Vic Salerno

                  6. This Agreement shall inure to the benefit of the Obligee and its successors and assigns, and shall be binding upon the Guarantor and its successors and assigns.

                  7. Guarantor will use its best efforts to secure the release of obligee as guarantor.

         IN WITNESS WHEREOF, the Guarantor, intending to be legally bound hereby, has duly executed this Guaranty Agreement as of the date and year first above written.


                                          GUARANTOR:

ATTEST:                                  AMERICAN WAGERING, INC.



By: /s/ Illegible                        By:  /s/ Victor Salerno
    -----------------------------            ---------------------------------
       (Assistant) Secretary             Title:   ____________________________